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                                                                  Exhibit 99.1



                              PARK BANCORP, INC.
                2740 West 55th Street, Chicago, Illinois  60632


                                 PRESS RELEASE

FOR FURTHER INFORMATION, CONTACT:             FOR IMMEDIATE RELEASE
                                              MARCH 28, 1997
          David A. Remijas, President
          (630) 969-8900

    PARK BANCORP. INC. ANNOUNCES COMPLETION OF STOCK REPURCHASE

CHICAGO, MARCH 28, 1997 - PARK BANCORP, INC. (NASDAQ: PFED), the holding company for Park Federal Savings Bank, announced that it has completed the repurchase of 270,000 shares of the Company's outstanding common stock. The Company was authorized to purchase up to 10% of the outstanding common stock, and currently has 2,431,441 shares of common stock outstanding.

    The purchases were made in open market transactions at a price per share of 15 5/8. The purchased stock will be used to fulfill the Company's obligations under its stock-based incentive plan and for general corporate purposes.

    "We are pleased that the Company had the opportunity to move relatively quickly to complete the repurchase of common stock, announced on March 12 of this year," said David A. Remijas, the President of Park Bancorp, Inc.

    Headquartered in Chicago, Park Federal Savings Bank is a community-oriented institution, offering a variety of retail financial services to meet the needs of the communities it serves. The Bank operates three full service offices, two on the southwest side of Chicago, and one in the western suburb of Westmont, Illinois.